BNY AND CUSTOMER CONFIDENTIAL	EXECUTION

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

Putnam ETF Trust

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BNY AND CUSTOMER CONFIDENTIAL

TABLE OF CONTENTS

1. DEFINITIONS	1

2. APPOINTMENT OF CUSTODIAN; ACCOUNTS	4
2.1 Appointment of Custodian	4
2.2 Establishment of Accounts	5

3. AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS	6
3.1 Authorized Persons	6
3.2 Instructions	6
3.3 BNY Actions Without Instructions	7
3.4 Funds Transfers	8
3.5 Electronic Access	8

4. SUBCUSTODIANS, DEPOSITORIES AND AGENTS	8
4.1 Use of Subcustodians and Depositories	8
4.2 Liability for Subcustodians	9
4.3 Liability for Depositories	10
4.4 Use of Agents	10

5. CORPORATE ACTIONS	10
5.1 Notification	10
5.2 Exercise of Rights	10
5.3 Partial Redemptions, Payments, Etc.	10

6. SETTLEMENT	11
6.1 Settlement Instructions	11
6.2 Settlement Funds	11
6.3 Settlement Practices	11

7. TAX MATTERS	11
7.1 Tax Obligations	11
7.2 Payments	12

8. CREDITS AND ADVANCES	12
8.1 Contractual Settlement and Income	12
8.2 Advances	13
8.3 Payment	13
8.4 Securing Payment	13
8.5 Setoff	14
8.6 Currency Conversion	14

9. STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA	14
9.1 Statements	14
9.2 Books and Records/Compliance Matters	14
9.3 Third Party Data	16

10. DISCLOSURES	16
10.1 Required Disclosure	16
10.2 Foreign Exchange Transactions	17
10.3 Investment of Cash	17

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11. REGULATORY MATTERS	17
11.1 USA PATRIOT Act	17
11.2 Sanctions; Anti-Money Laundering	18

12. COMPENSATION	19
12.1 Fees and Expenses	19
12.2 Other Compensation	19

13. REPRESENTATIONS, WARRANTIES AND COVENANTS	19
13.1 BNY	19
13.2 Customer	20

14. LIABILITY	21
14.1 Standard of Care	21
14.2 Limitation of Liability	21
14.3 Force Majeure	22
14.4 Indemnification	23

15. CONFIDENTIALITY	24
15.1 Confidentiality Obligations.	24
15.2 Exceptions	26

16. TERM AND TERMINATION	26
16.1 Term	26
16.2 Termination	27
16.3 Effect of Termination	28
16.4 Survival	28

17. GENERAL	28
17.1 Non-Custody Assets	28
17.2 Assignment	29
17.3 Amendment	30
17.4 Governing Law/Forum	30
17.5 Business Continuity/Disaster Recovery/Information Security	30
17.6 Non-Fiduciary Status	32
17.7 Notices	32
17.8 Entire Agreement	32
17.9 No Third Party Beneficiaries	32
17.10 Counterparts/Facsimile	32
17.11 Interpretation	33
17.12 No Waiver	33
17.13 Headings	33
17.14 Severability	33
17.15 Key Performance Indicators	33
17.16 Limitation of Customer Liabilities	34

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CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY”), and Putnam ETF Trust, on behalf of its series listed on Appendix I (each a “Customer”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its assets, and BNY is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Affiliate Securities” has the meaning set forth in Section 8.4.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

“Anticipated Improvement” has the meaning set forth in Section 17.15(b)(ii).

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement. For the avoidance of doubt, Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Customer or BNY and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, index methodology, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Customer or BNY, as applicable, a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.

“Customer” has the meaning set forth in the introductory paragraph.

“Customer Data” has the meaning set forth in Section 17.5(b).

“Data Terms Website” means http://www.bny.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY to Customer.

“Defaulting Party” has the meaning set forth in Section 16.2(a).

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A, the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Customer’s Board authorizing the execution, delivery and performance of this Agreement by the Customer, and opinions of outside counsel, as BNY may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY to Customer from time to time.

“Initial Term” has the meaning set forth in Section 16.1(a).

“Instructions” means, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person in accordance with such methods.

“ISP” has the meaning set forth in Section 17.5(b).

“KPI” or “KPIs” has the meaning set forth in Section 17.15(a).

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY.

“New Customer” has the meaning set forth in Section 17.3.

“New Series” has the meaning set forth in Section 17.3.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Non-Renewal Notice” has the meaning set forth in Section 16.1(b).

“Oral Instructions” means, with respect to this Agreement, spoken Instructions issued to BNY and reasonably believed by BNY to be from an Authorized Person.

“Other Party” has the meaning set forth in Section 16.2(a).

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Plan Period” has the meaning set forth in Section 17.15(b)(ii).

“Rectification Trigger” has the meaning set forth in Section 17.15(b).

“Rectification Plan” has the meaning set forth in Section 17.15(b)(ii).

“Renewal Term” has the meaning set forth in Section 16.1(b).

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY and Customer and which are from time to time delivered to or received by BNY and/or any Subcustodian for deposit in an Account.

“Security Incident” means any known (i) loss or unauthorized access, disclosure, use, alteration or destruction of Customer’s Confidential Information provided to BNY in accordance with the Agreement and when in BNY’s possession or under BNY’s control.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement, then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY or a BNY Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by BNY in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a)

“UCC” has the meaning set forth in Section 2.2.

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)

Customer, on behalf of its Series, hereby appoints BNY as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY hereby accepts such appointment. BNY agrees to keep safely all Cash, securities and other assets of each Series, delivered to BNY in accordance with the provisions of this Agreement and applicable statutes, laws, rules and regulations applicable to the services based on the market in which such Assets are held, and agrees to perform the duties of such custodian in accordance with the provisions of this Agreement and all statutes, laws, rules and regulations based on the market in which the Assets are held and with which BNY or the Series are required to comply in the performance of the services set forth in this Agreement. The Parties acknowledge and agree that BNY’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY has no obligation:

(i)	With respect to any Assets until they are actually received in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)

To monitor the Securities in the Accounts to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;

(iv)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(v)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)

Operational terms, procedures and processes supporting the services described herein are set out in a separate service level description, a current version of which will be available upon request at any time.

(d)	Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(e)

If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY or a BNY Affiliate.

2.2	Establishment of Accounts

BNY will establish and maintain a separate account for each Series in which BNY will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series and shall be in the name of the applicable Series. An Account shall be deemed to consist of a “securities account” (within the meaning of Section 8-501(a) of the New York Uniform Commercial Code, as in effect from time to time (the “UCC”) for purposes of the UCC with respect to securities and security entitlements and a “deposit account” (within the meaning of Section 9-102 of the UCC) for purposes of the UCC with respect to cash deposited in or credited to an Account. The Parties agree that with respect to the part of an Account consisting of a “securities account,” Custodian is acting as a “securities intermediary” within the meaning of Article 8 of the UCC and intend that all Securities and other assets (other than cash and those assets precluded by Section 8-501(d) of the UCC) held in the part of the Account consisting of a “securities account” shall be treated as “financial assets” as that term is used in the UCC.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY with one or more written lists or other documentation acceptable to BNY specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)	Except as otherwise expressly provided in this Agreement, BNY will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)

Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)	BNY will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by BNY.

(e)

All Instructions must include all information necessary and must be delivered using such methods as are described or otherwise contemplated in the definition of “Instructions” and in such format as BNY may reasonably require and be received within BNY’s established cut-off times and otherwise in sufficient time, to enable BNY to act upon such Instructions.

(f)

BNY may in its reasonable sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or BNY’s operating policies and practices, in which event BNY will promptly notify Customer unless prevented from doing so by applicable law.

(g)	Customer acknowledges that while it is not part of BNY’s normal practices and procedures to accept Oral Instructions, BNY may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY.

(h)

Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems in good faith reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)

Receive income and other payments due to the Accounts; provided, however, that BNY will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)

Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY;

(d)

Forward to Customer or its designee information (or summaries of information) that BNY receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)

Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY in its capacity as custodian. BNY will take no further action nor provide further notification related to the bankruptcy case;

(f)

Unless otherwise elected by Customer, and in accordance with BNY’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received for the Accounts; and

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY’s performance under this Agreement.

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. However, if an Authorized Person elects, with BNY’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)

BNY will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY is informed, pursuant to such means as determined by BNY, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)

BNY will only utilize Subcustodians that have entered into an agreement with BNY or a BNY Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement. If, at any time, a Series suffers or incurs any loss, damage, cost, expense, liability or claim as a result of any action or omission on the part of any Subcustodian, then, to the extent that BNY has a claim in connection therewith against such Subcustodian, BNY shall use commercially reasonable efforts to pursue such claim on behalf of the applicable Series and shall promptly remit to the account of such Series the amount of any recovery by BNY in connection therewith (less reasonable expenses incurred by BNY).

(c)

Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)

In connection with each Depository utilized by BNY that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY.

(e)

With respect to each Foreign Depository, BNY will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining Assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(f)

Unless otherwise required by applicable local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY, a BNY Affiliate or the applicable Subcustodian, for its clients. BNY shall identify on its books and records the Securities and Cash belonging to each Series of the Customer, whether held directly, through Depositories, Foreign Depositories, or Subcustodians.

4.2	Liability for Subcustodians

(a)	BNY will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)

With respect to Assets held by a Subcustodian, BNY will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY would have been liable to Customer under this Agreement if BNY had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Affiliate:

(i)	BNY’s liability will be limited solely to the extent resulting directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)

To the extent that BNY is not liable pursuant to Section 4.2(b)(i), BNY’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY in connection therewith).

4.3	Liability for Depositories

BNY will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository.

4.4	Use of Agents

BNY may appoint agents, including BNY Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY from its obligations hereunder.

5.	CORPORATE ACTIONS

5.1	Notification

BNY will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY, BNY will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY to act. In order for BNY to act, Customer must issue Instructions using, or directly referencing, the BNY-issued corporate actions instruction form, and include all the required information fields therein. Such Instructions must be addressed as BNY may request, by the deadline specified by BNY in its sole discretion from time to time, together with any amount which is required to be paid in carrying out any such action. In the event BNY does not receive such Instructions together with any required amount prior to its specified deadlines, BNY will not be liable for failure to take any action relating to, or to exercise any rights conferred by, such Securities.

5.3	Partial Redemptions, Payments, Etc.

BNY will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Instructions to settle such transaction. Unless otherwise agreed by BNY and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. Customer understands that when BNY is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment related to such Securities may not be completed simultaneously and can also be made without payment. Customer assumes full responsibility for all risks involved in connection with BNY’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS

7.1	Tax Obligations

(a)	To the extent that BNY has received the Tax Information within the time stipulated, BNY will perform the following services with respect to Tax Obligations:

(i)

Unless prohibited by law or regulation, at the reasonable request of Customer, BNY will provide to Customer such information received by BNY in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform BNY in writing as to which party or parties will receive information from BNY;

(ii)

BNY will, upon receipt of sufficient Tax Information from Customer (as reasonably determined by BNY), file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to BNY’s service level description (in each case as made available to Customer from time to time). Where Customer (for whatever reason) fails or neglects to provide BNY with or to review and confirm the Tax Information within the time stipulated by BNY, then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on Customer to immediately return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to BNY of such appointment and subject to such terms as separately agreed in writing between Customer and BNY; and

(iii)

BNY or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the relevant Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority.

Customer’s receipt of the foregoing services is dependent upon its subscription to BNY’s information reporting system, and Customer will be responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that BNY may, at any time, amend the scope of its tax service offering and notice of such changes will be made available to BNY’s customers through its information reporting system. Such changes may require additional documentation, attestations or declarations to be entered into by Customer in order to continue receiving the relevant tax service in a particular market.

(b)	Customer acknowledges that BNY is a service provider and not an economic beneficiary of any transaction.

(c)

Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.

(d)	Customer will provide BNY with Tax Information to enable BNY to comply with BNY’s obligations under any applicable tax laws or with any tax authority enquiry.

(e)

Customer acknowledges and agrees that none of BNY nor any BNY Affiliate is a tax adviser and none of BNY nor any BNY Affiliate will, under any circumstances provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.

7.2	Payments

Where BNY receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY is acting in an administrative or ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities prior to its actual receipt thereof. All such credits will be conditional until BNY’s actual receipt of such proceeds and may be reversed by BNY to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible.

8.2	Advances

If BNY receives an Instruction that, if processed, would result in an overdraft in an Account, BNY may, in its sole discretion, advance funds in any currency hereunder; however, BNY will have no obligation to advance its own funds.

8.3	Payment

If: (a) BNY has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY, Customer agrees to pay BNY (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by BNY to its institutional custody clients in the relevant currency.

8.4	Securing Payment

In order to secure payment of Customer’s obligations and liabilities relating to a Series (whether or not matured) to BNY relating to or arising under this Agreement, and without limiting BNY’s rights under applicable law or any other agreement, Customer hereby pledges and grants to BNY, and agrees BNY will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act and related implementing regulations (Regulation W, 12 C.F.R. part 223)) of BNY (such securities, “Affiliate Securities”) with the exception of Affiliate Securities that (i) constitute “eligible affiliated mutual fund securities” as defined in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) and (ii) meet the requirements in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)). Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY relating to Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY of such priority security interest, including notifying third parties or obtaining their consent. BNY will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement, provided, however, in each case BNY will use commercially reasonable efforts to notify the applicable Customer of such collection of cash or sale of Securities. In this regard, BNY will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

8.5	Setoff

BNY has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations and liabilities (whether or not matured) of Customer relating to a particular Series to BNY relating to or arising under this Agreement. In addition to the rights of BNY or such BNY Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to BNY, BNY will have the right upon notice to Customer to retain or set-off against any obligations relating to such Series any Cash BNY may directly or indirectly hold with respect to such Series, and any obligations (whether or not matured) that BNY may have with respect to such Series in any currency. Any such Cash or obligation relating to a Series may be transferred to BNY in order to effect the above rights. Notwithstanding the foregoing, BNY shall not exercise its rights under this Section 8.5 with respect to any amounts owing to BNY pursuant to Section 12.1 and that are subject to a good faith dispute. The Accounts or Assets of any one particular Series may not be used to satisfy the obligations of any other Series of the Customer. No lien or security interest in, or right of setoff against, the Accounts or other Assets of one particular Series shall apply to another Series of the Customer.

8.6	Currency Conversion

BNY is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 8 at BNY’s own rate of exchange then prevailing.

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

BNY shall make available to the Customer, on behalf of each Series, daily transactions as promptly as practicable in its ordinary course processing, after the close of business or each business day. BNY will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY, notify BNY of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY of any such exceptions or objections at any time; provided, however, that BNY will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.

9.2	Books and Records/Compliance Matters

(a)

The books and records, directly pertaining to the Accounts, which are in the possession of BNY will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder and by the Commodity Exchange Act for any Series identified to BNY in writing as being a commodity pool operated by a registered commodity pool operator. BNY will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY or one of its nominees and will be segregated on BNY’s books and records from BNY’s own property. Customer and its authorized representatives, including its auditors, will have the right, at Customer’s own expense and with reasonable prior written notice to BNY, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY’s normal business hours and will be subject to BNY’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY to Customer or its authorized representative.

(b)

All such books and records shall be maintained in a form reasonably acceptable to the Customer, and shall be reasonably arranged and indexed by BNY in a manner that permits reasonably prompt location, access and retrieval of any particular record, including, if requested by a Customer, within the time period specified by applicable regulators. BNY shall not destroy any files, records or documents created or maintained by BNY pursuant to this Agreement except in accordance with its record retention policy as communicated to the Customer from time to time or if such destruction is authorized by the Customer by means of written Instructions. Upon a Customer’s request, BNY shall promptly surrender to such Customer all books and records of the Customer maintained by BNY pursuant to this Agreement in the format reasonably specified by the Customer. Notwithstanding the above, if the format specified by the Customer is not a format BNY utilizes to maintain the books and records, the Customer shall pay the expenses reasonably incurred by BNY in converting such books and records to the requested format.

(c)

BNY will furnish to the Customer, no more than once in a 12 month period, (i) and upon request, a copy of its most recent SSAE-18 or equivalent external audit report, which Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY’s security controls and information relating to BNY’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to the services, as the Parties may mutually agree upon.

(d)

BNY shall provide such information and assistance, as the Customer may from time to time request, in connection with the preparation of opinions by the Series’ independent accountants with respect to BNY’s activities hereunder and/or in connection with the preparation of the Series’ Form N-1A, Form N-CSR, Form N-PORT and Form N-CEN, or other reports to the SEC and with respect to any other requirements thereof

(e)

BNY further agrees to provide such information and assistance from time to time as may be reasonably requested by any of the Series in connection with BNY’s compliance procedures as applicable to the Series and/or in connection with the Series’ periodic compliance audits of BNY. Without limiting the preceding sentence, BNY agrees to provide or make available: (i) in connection with the Series’ compliance programs pursuant to Rule 38a-1 promulgated under the 1940 Act, such periodic reports and documentation produced or maintained by BNY in connection with its performance of the services or which BNY makes available to its customers and such certifications as any Series or its compliance officers may reasonably request in writing, and reasonably prompt notification of any confirmed material compliance matter impacting BNY’s internal control framework applicable to its delivery of the services under this Agreement; (ii) reasonably prompt notification of any event that could materially adversely impact the services provided by BNY to the Series under this Agreement; (iii) information concerning its business continuity plan and disaster recovery plan enacted by BNY in accordance with Section 17.5(a) below; and (iv) sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 applicable to services for the Series.

9.3	Third Party Data

(a)

Customer acknowledges that BNY will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY is entitled to rely without inquiry on all Third Party Data provided to BNY hereunder (and all Instructions related to Third Party Data), and BNY makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY to override its usual procedures and data sources or if BNY, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.

(b)

Although statements and reports provided by BNY hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)

Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time. BNY shall promptly make available to the Customer in writing, which may include the posting of updates of terms and conditions to the Data Terms Website, any new postings or changes to the terms of any conditions previously posted in the Data Terms Website.

10.	DISCLOSURES

10.1	Required Disclosure

(a)

With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)

With respect to certain Securities issued outside the United States, BNY may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY with any required information.

10.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY or a BNY Affiliate acting as a principal through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any terms, rules or limitations that apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY or such BNY Affiliate is acting as a principal counterparty on its own behalf which may retain any profits from such foreign exchange transactions, and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

10.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Affiliate or by a client of BNY, and BNY may receive compensation therefrom. By making investment vehicles available, BNY and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY will have no liability for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY to implement a customer identification program pursuant to which BNY must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY to verify Customer’s identity. Customer acknowledges that BNY cannot establish an Account unless and until BNY has successfully performed such verification.

11.2	Sanctions; Anti-Money Laundering

(a)

Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing Assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY of Sanctions.

(b)

Customer acknowledges and agrees that, in connection with the services provided by BNY under this Agreement, each of Customer’s authorized participants is not a customer or joint customer with BNY. Customer (and not BNY) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its authorized participants under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, to the extent required by applicable law. Customer will maintain a compliance program with respect to its authorized participants that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each authorized participant to the appropriate law enforcement and regulatory authorities. In addition, Customer will use commercially reasonable efforts to notify BNY if it identifies suspicious transactions and/or activities related to the services provided by BNY hereunder.

(c)

Customer will promptly provide to BNY such information as BNY reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any authorized participant, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY the assets of any authorized participant, Customer will obtain from each such authorized participant, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)

BNY may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY will inform Customer as soon as reasonably practicable.

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY’s services provided hereunder, Customer will (a) pay to BNY the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by mutual agreement between BNY and Customer) and (b) reimburse BNY for any reasonable out-of-pocket and incidental expenses incurred by BNY in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY within thirty (30) days of Customer’s receipt of the relevant invoice. The Parties agree that any new fees and/or expenses to be charged to the Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance. Without limiting BNY’s other rights set forth in this Agreement, BNY may charge interest on overdue amounts at a rate then charged by BNY to its institutional custody clients in the relevant currency.

12.2	Other Compensation

(a)

Customer acknowledges that, as part of BNY’s compensation, BNY will earn interest on Cash balances held by BNY (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY’s compensation disclosures.

(b)

Where a processing error has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such processing error not occurred, any such gain will be solely for the account of BNY without any duty to report such gain to Customer. Where a processing error has occurred under this Agreement that results in a loss, the Customer will be put in the same or equivalent position as it would have been in had such processing error not occurred.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY

(a)

BNY represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY to this Agreement including by Electronic

Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)

BNY represents and warrants that it is conducting its business in material compliance with laws applicable to the services hereunder, and has obtained regulatory licenses, approvals and consents necessary to provide the services contemplated herein.

(c)

BNY represents and warrants that the Agreement has been duly authorized, executed and delivered by BNY and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement.

13.2	Customer

(a)

Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)

Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)

Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

(d)

Customer represents and warrants that this Agreement has been duly authorized, executed and delivered by the Customer, constitutes a valid and legally binding obligation of the Customer, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement.

14.	LIABILITY

14.1	Standard of Care

In performing its duties under this Agreement, BNY will exercise the reasonable care, prudence, and diligence that a professional custodian for exchange-traded funds would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market and shall perform its duties without negligence, fraud, bad faith, willful misconduct, reckless disregard of its duties, or breach of this Agreement (“Standard of Care”).

14.2	Limitation of Liability

(a)

BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY’s performance of or failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY or Customer be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY or Customer has been advised of the possibility of such losses or damages).

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY be liable for any losses or damages arising out of any of the following:

(i)

Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY’s reliance on Instructions;

(iii)	BNY’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)

For any matter with respect to which BNY is required to act only upon the receipt of Instructions, (A) BNY’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not BNY acted upon such Instructions;

(v)	BNY receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)	Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;

(vii)

The insolvency of any Person, including a Subcustodian that is not a BNY Affiliate, Depository, broker, bank or a counterparty to the settlement of a transaction or to a foreign exchange transaction, except to the extent arising directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring a Subcustodian that is not a BNY Affiliate;

(viii)

Any inability of BNY, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to BNY, (B) any failure of Customer to comply with applicable tax laws, or (C) any failure or refusal of any taxing authority to provide such relief; or

(ix)	The use of any third party appointed or selected by Customer, or by BNY at the express request of Customer.

(c)

If BNY is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY may obtain the advice of either reputable counsel of its own choosing at its expense or counsel to Customer, and BNY will not be liable for acting in accordance with such advice, so long as its actions or omissions are consistent with the Standard of Care.

14.3	Force Majeure

Subject to BNY’s obligations described in Section 17.5 below, BNY will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including acts of God, strikes or other labor disputes, work stoppages, acts of war, terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint or the interruption, loss or malfunction of utilities or communications or computer systems, provided that BNY shall be liable for any losses to a Series to the extent that BNY fails to maintain or keep updated the disaster recovery/business continuity plans contemplated in Section 17.5 of this Agreement and such failure is the sole and direct cause of a loss to a Series. BNY will promptly notify Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect.

In the event that the Customer reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Customer may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Customer’s expense, contracting with another service provider to provide such services during such period; provided, that the Customer shall consult with BNY in good faith in connection with any such mitigation and BNY shall provide the Customer reasonable assistance in good faith in connection therewith; provided, further, that BNY shall resume providing, and the Customer shall pay for, such services when BNY resumes providing them, unless the Customer has terminated this Agreement pursuant to the terms of Section 16.2. Notwithstanding anything set forth in this Section 14.3, (a) in no event shall the Customer be obligated to pay any fees under this Agreement to BNY with respect to any services not actually provided during any event described in this Section 14.3, and (b) the Customer shall have no responsibility to pay BNY for services temporarily performed by a third party service provider.

14.4	Indemnification

(a)

The Customer, on behalf of a Series, shall indemnify and hold harmless BNY from all taxes, charges, assessments, claims, damages and liabilities (including, without limitation, liabilities arising under the federal securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and costs and expenses, including without limitation reasonable attorneys’ fees and reasonable disbursements (including, without limitation, those incurred in asserting any claim by BNY against the Customer, on behalf of a Series, arising from the obligations of the Series hereunder), arising from any action which BNY takes in accordance with the terms of this Agreement or any omission by BNY to act or any other matter with respect to which BNY is otherwise relieved of liability or entitled to be held harmless as provided elsewhere in the Agreement; provided that BNY shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of BNY’s own, or its affiliate’s or agent’s (for whose actions BNY is responsible under this Agreement) bad faith, fraud, negligence, willful misconduct, reckless disregard of its duties, or breach of this Agreement. Any obligations of Customer under this Section 14.4 with respect to a particular Series will not be satisfied out of the Assets of another Series.

(b)

Subject to the limitations and exclusions of liability in this Section 14, BNY agrees to indemnify, defend and hold harmless the Customer and each Series from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto (including, without limitation, those incurred in asserting any claim by Customer against BNY) the recovery of which is not excluded by another provision of this Agreement (“Losses”), that may be imposed on, incurred by or asserted against any Customer and any applicable Series, in each case, to the extent such Losses arise out of BNY’s own, or BNY Affiliate’s or agent’s (for whose actions BNY is responsible under this Agreement) bad faith, fraud, negligence, willful misconduct, reckless disregard of its duties, or breach of this Agreement, provided that the a Customer or a Series shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of a Customer’s, a Series’ or its or their affiliates’ own bad faith, fraud, negligence, willful misconduct, reckless disregard of its duties, or breach of this Agreement.

(c)

Upon the occurrence of any event relating to the services provided under this Agreement that causes or may cause any loss, damage or expense to one or more Customers or Series, BNY (i) shall reasonably promptly notify each such Customer or Series of the occurrence of such event and (ii) shall use (and shall use its commercially reasonable efforts to cause any applicable agent or domestic or foreign Subcustodian to use) commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and avoid continuing harm to each such Customer or Series. Upon the occurrence of any event that causes or may cause any loss, damage or expense to BNY, the applicable Customer or Series (i) shall reasonably promptly notify BNY of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to attempt to mitigate the effects of such event and avoid continuing harm to BNY.

(d)

In order that the indemnification provisions contained in this Section 14.4 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The party seeking indemnification will cooperate reasonably, at the indemnifying party’s expense, with the indemnifying party in the defense of such claim; provided, however, that the party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent. The indemnifying party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)

BNY will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY may deem appropriate, in each case in a commercially reasonable amount deemed by BNY to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyberliability insurance coverage deemed by BNY to be appropriate to address damages arising from a Security Incident. BNY agrees to provide the Customer with summaries of its applicable insurance coverage, and agrees to provide an updated summary of such coverages at the Customer’s written request, but no more frequently than annually.

15.	CONFIDENTIALITY

15.1	Confidentiality Obligations.

(a)

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and need to know such information in connection with the performance of BNY’s duties under this Agreement; and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for BNY’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes; provided that such aggregated information is a sufficiently large sample that no Customer or Series data can be identified either directly or by inference or implication. A receiving Party shall protect Confidential Information of a disclosing Party at least to the same degree as the receiving Party protects its own Confidential Information. All Confidential Information provided by a disclosing Party shall remain the property of such disclosing Party. All Confidential Information, together with any copies thereof, in whatever form, shall, upon the disclosing Party’s written request, be returned to the disclosing Party or destroyed, at the receiving Party’s election; provided, that the receiving Party shall be permitted to retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the receiving Party’s internal policies and in accordance with its customary practices for backup and storage.

(b)

Upon learning of a Security Incident, BNY shall notify the Customer as promptly as reasonably possible (but no later than 72 hours after becoming aware that a Security Incident has occurred) of the relevant facts related to such Security Incident then known to BNY, and of additional relevant facts promptly after they become known to BNY, in the manner provided in Section 17.7 hereof and also by sending notice to NetworkOperationsSecurityCenter@franklintempleton.com and/or such other electronic mail address or addresses as the Customer may specify by written notice to BNY. BNY shall at its sole cost: (i) promptly investigate such Security Incident; (ii) resolve or mitigate the vulnerability that facilitated the Security Incident to the extent possible; (iii) restore any lost or damaged data using generally accepted data restoration techniques; and (iv) conduct a root cause analysis to provide the Customer with a summary of the findings and actions taken to prevent recurrence of such Security Incident. If a Security Incident occurs with respect to personal information in the possession or under the control of BNY or any of its affiliates, subsidiaries, agents or employees BNY shall be responsible for each Series’ reasonable costs associated with responding to such Security Incident, including, but not limited to, the costs of notifying affected individuals and taking any remedial action required by applicable statutes, laws, rules and regulations and any such other remedial action that BNY reasonably deems necessary (with due regard for industry standards, if any ).

(c)

Without limiting the generality of Section 15.1 hereof, BNY acknowledges and agrees that the Series are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to BNY hereunder is made strictly under the conditions of confidentiality set forth in Section 15.1 hereof and solely for the purposes of the performance of custodial services hereunder, that any unauthorized disclosure or misuse of such information (including by BNY or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding portfolio holdings of the Series shall be restricted to those persons needing such information in the course of the performance of duties hereunder, and that BNY shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such Confidential Information.

(d)

The Parties acknowledge and agree that any breach of Section 15.1 hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 15.1 hereof, the non-breaching party shall (in addition to all other rights and remedies it may have pursuant to this Agreement, including without limitation Section 14.4(b) hereof, and at law and in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 15.1 hereof.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority provided, however, that the Party making disclosure pursuant to a court order, legal process or at the request of a regulatory authority shall first notify the other Party (to the extent permissible) and, upon the non-disclosing Party’s request, the disclosing Party will use reasonable efforts to obtain assurances from the relevant authority that confidential treatment will be accorded to the information that is required to be disclosed. Notwithstanding Section 15.1, the Parties agree that Customer may, subject to prior review of BNY, include this Agreement as an exhibit to its registration statement and reference BNY and summarize the material terms of this Agreement in the registration statement for a series and any other offering memorandum, prospectus or marketing documents related to an offering of shares by Customer to potential investors.

16.	TERM AND TERMINATION

16.1	Term

(a)

This Agreement will commence on the Effective Date and, unless terminated pursuant to its terms, will continue in effect until 11:59 PM (Eastern Time) on the date which is the fifth anniversary of the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)

This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless Customer or BNY gives written notice to the other Party of its intent not to renew not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a Party provides a Non-Renewal Notice, this Agreement shall terminate with respect to Customer at 11:59 PM (Eastern Time) on the last day of the Initial Term or Renewal Term, as applicable.

16.2	Termination

(a)

Notwithstanding Section 16.1, in the event that the BNY or the Customer (as applicable, a “Defaulting Party”) shall fail in any material respect to perform its duties and obligations (in the case of BNY, in accordance with the Standard of Care) hereunder (including, in the case of BNY, through persistent non-material failures to perform its duties or obligations hereunder or the persistent failure to meet agreed upon KPIs), the other party (the “Other Party”) shall have given written notice thereof to the Defaulting Party, and such material failure shall not have been remedied to the reasonable satisfaction of the Other Party within thirty (30) days after such written notice is received, then, as applicable, the Customer may terminate this Agreement by providing thirty (30) days’ written notice of such termination to BNY, or BNY may terminate this Agreement by providing one hundred twenty (120) days’ written notice of such termination to the Customer. In addition, notwithstanding the preceding sentence, this Agreement may be terminated by the Customer (i) immediately in the event (a) BNY ceases to be qualified as a bank under the 1940 Act, or (b) provided the Customer provides prompt advance notice thereof, the Customer or a Series liquidates, dissolves, merges or reorganizes with another investment company or, (ii) by providing thirty (30) days’ written notice of such termination to BNY in the event that BNY is indicted for a crime, commences any bankruptcy or insolvency proceeding or has such a proceeding initiated against it which is not dismissed within sixty (60) days, or suffers any other material adverse change in its condition, operations or professional reputation that is determined by the Customer in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Customer. Upon termination of the Agreement pursuant to this paragraph 16.2(a) with respect to any Customer or Series, the Customer, on behalf of the applicable Series, shall pay to BNY such compensation as shall have accrued to the effective date of such termination. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(b)	[Reserved.]

(c)	[Reserved.]

(d)

Upon termination of the Agreement, BNY will, at Customer’s request, offer assistance to the Customer in converting, within a reasonable time frame agreed to by the Parties, the Customer’s records from BNY’s systems to the services or systems designated by the Customer for such transition, subject to the compensation of BNY for such assistance at its standard rates and fees in effect at that time.

16.3	Effect of Termination

Upon termination hereof, Customer will pay to BNY such compensation as may be due to BNY, and will reimburse BNY for other amounts payable or reimbursable to BNY hereunder, through the date of termination. As soon as practical following the service of a termination notice (and in any case not less than 30 days before the termination of this Agreement), Customer will give BNY the details of the successor custodian or other person or persons to whom the Assets are to be transferred. BNY will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that (a) BNY will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets remain in any Account after termination, BNY may deliver to Customer such Assets. The terms of this Agreement (including the terms relating to fees payable to BNY) will continue to apply from day to day until any transferable Asset is transferred in accordance with this Section, except that no additional Cash or Securities may be deposited with BNY or any Subcustodian after such date other than with BNY’s express prior consent, and Customer will have a continuing obligation to provide BNY as soon as possible with the details of the Person or Persons to whom the remaining Assets are to be transferred. Upon termination, the Parties agree to cooperate in order to facilitate conversion to a new custodian.

Notwithstanding any provision of this Section 16 to the contrary, in the event that this Agreement is terminated, the Parties agree to continue operating under the terms of this Agreement, including any fees as may be then in effect, as if this Agreement remained in full force and effect for a conversion period not to exceed nine (9) months following the effective date of the termination or as the Parties may mutually agree is necessary to facilitate a conversion from BNY to a successor provider of custody services in an orderly manner.

16.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

17.	GENERAL

17.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY’s approval and as an accommodation to Customer, BNY will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by

BNY (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY with respect to Non-Custody Assets; (b) BNY will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY’s books or set forth on account statements concerning Non-Custody Assets.

17.2	Assignment

(a)

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Affiliate; (b) to any successor to the business of BNY to which this Agreement relates, in which event BNY agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by BNY without the prior written consent of Customer pursuant to a foregoing item (a), (b) or (c) (i) will satisfy the requirements for serving as a custodian for a registered investment company, (ii) BNY provides at least sixty (60) days’ prior written notice to the Customer of such assignment or transfer, (iii) such assignment or transfer does not impair the provision of services under this Agreement in any material respect in the reasonable discretion of the Customer, (iv) in the reasonable discretion of the Customer, the assignee or transferee has adequate financial strength and other resources, and (v) BNY Affiliate or such successor to the business of BNY agrees to be bound by all terms of this Agreement. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

(b)

If BNY assigns this Agreement pursuant to this Section 17.2 to a non-BNY Affiliate without the written consent of the Customer, the Customer shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the Parties), to terminate this Agreement with respect to the Customer; provided further that any entity to which this Agreement is assigned by BNY without the prior written consent of Customer pursuant to this Section 17.2 will satisfy the requirements for serving as a custodian for registered investment companies. Any purported assignment or transfer by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns. BNY shall notify the Customer promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY, provided that such information is publicly available information and that BNY makes such information available to its clients generally.

17.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement. Additional management investment companies (each a “New Customer”) and additional series of existing management investment companies that are listed on Appendix I hereto or of New Customers (each a “New Series”) may from time to time be added as Customers and Series serviced under this Agreement by (A) delivery to BNY of (i) an executed instrument of adherence by the New Customer, pursuant to which such New Customer agrees to become bound by and party to this Agreement, (ii) an amendment and restatement of Appendix I setting forth the appropriate information as to such New Customer and/ or New Series, and (iii) copies of the Documents of such New Customer and/or New Series and (B) BNY’s receipt of the foregoing Documents, whereupon BNY, subject to the satisfactory completion of its customary due diligence, shall agree in writing, in accordance with this Section, to the addition of such New Customer and/or New Series which agreement shall not be unreasonably withheld, it being under stood that BNY shall not be deemed to be unreasonable in the event that (i) BNY’s ability to provide services hereunder to the New Customer or New Series is otherwise restricted by regulatory requirements or (ii) BNY does not generally offer custodial services to institutional clients regarding the particular type of fund or assets.

17.4	Governing Law/Forum

(a)

The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention except to the extent such laws are inconsistent with the federal securities laws, including the 1940 Act, in which case such federal securities laws shall govern.

(b)

Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5	Business Continuity/Disaster Recovery/Information Security

(a)

BNY will implement and agrees to maintain for the term of the Agreement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. BNY shall make reasonable provision for (i) periodic back-up of the computer files and data with respect to Customer; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable. BNY shall, upon reasonable request, discuss with senior management of the Customer such disaster recovery plan and shall, upon reasonable request, provide a high-level presentation summarizing such plan. In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond BNY’s control, BNY shall, at no additional expense to the Customer, take reasonable steps to minimize service interruptions.

(b)

During the term of the Agreement, BNY will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY in accordance with the Agreement and when in BNY’s possession or under BNY’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data. BNY shall develop, implement and maintain, at its sole expense, a system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the SOC controls framework. Such safeguards will include, but shall not be limited to, virus protection, password protection and encryption of data in transmission at a minimum standard of AES 256. BNY will provide the Customer at least annually, with the most recent SOC reports of its systems and methodologies prepared by an independent third party (“SOC Reports”), and will provide an attestation letter (the “Attestation Letter”), which shall be in the form generally provided by BNY to other similarly situated customers of services similar to the services provided under this Agreement, prepared by the qualified, independent third party engaged by BNY that performed its most recent penetration and ethical hack testing of its internet-facing environment relevant to the systems used to provide services under this Agreement. BNY shall maintain books and records sufficient to demonstrate its compliance with the terms of this Section 17.5(b).

(c)

Upon reasonable notice to BNY, BNY will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Customer once annually and at such other times as the Customer may reasonably request to review BNY’s security controls and any deficiencies identified in the SSAE-18 audit reports. BNY acknowledges and agrees that, in addition to the Attestation Letter and SOC Reports, it shall discuss with and make available to the Customers the ability to view at BNY’s offices BNY’s vulnerability management policy as part of BNY’s participation in the Customers’ periodic security review. At such meeting, the Customers may view BNY’s security-related policies and procedures; however, no documentation may be copied, shared, transmitted or removed from BNY’s premises, except as mutually agreed. In the event that the Customer reasonably identifies a weakness in the information security measures adopted by BNY which has caused or will cause a material breach of the information security measures described in Section 17.5(b), the Customer shall provide full details of such weakness in writing to BNY. If the Customer and BNY mutually agree in writing that a weakness identified by the Customer in writing to BNY will cause BNY to materially breach the information security measures described in Section 17.5(b), then BNY will seek to remediate such weakness by incorporating it into its vulnerability and remediation schedule. All nonpublic documentation and information disclosed to the Customer in accordance with this Section 17.5(c) shall be deemed proprietary and Confidential Information of BNY. The Customer shall not disclose such documentation or information to any third party (except to the extent permitted, necessary or required pursuant to Section 15 or use it for any purpose other than evaluating BNY’s security controls, except that the Customer may disclose BNY’s SSAE-18 summary to the Customer’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information.

17.6	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.7	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid or (ii) by email (as a signed attachment). All notices given in accordance with this Section will be effective upon receipt.

17.8	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.9	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.10	Counterparts/Facsimile

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. This Agreement may also be executed and delivered by facsimile or email with confirmation of delivery and/or receipt.

17.11	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.12	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

17.13	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.14	Severability

If a court of competent jurisdiction determines that any provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement. In such case, the Parties will negotiate in good faith to replace each illegal or invalid provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

17.15	Key Performance Indicators

(a)

BNY and the Customer may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. The Parties agree that any such key performance indicators (hereinafter referred to as “KPIs” or, individually as a “KPI”) shall be agreed upon in writing by the Parties and shall be reflected in one or more schedules to this Agreement. BNY and Customer acknowledge that any failure to perform in accordance with KPIs shall not in and of itself be considered a breach of contract that gives rise to contractual or other remedies provided that such failure may be a breach giving rise to contractual or other remedies if it is persistent and not remedied after consultation. Nothing in this Section 17.15 shall modify any party’s applicable Standard Of Care under this Agreement; nor shall any meeting or discussion among the Parties regarding KPIs be construed to prevent a party from pursuing any remedy otherwise available to it pursuant to this Agreement.

(b)

The Parties agree to periodically review BNY’s performance against the KPIs. Where any such review reveals that one specific KPI has measured at a “red” or “amber” status for three consecutive months (a “Rectification Trigger”), the Customer may, in its sole discretion, invoke the process set out in this Section 17.15(b):

(i)

BNY shall investigate, assemble and preserve (in accordance with its records management policy) all pertinent information with respect to, and report the root causes of the problem that led to, the Rectification Trigger;

(ii)

BNY shall propose an appropriate written corrective action plan (“Rectification Plan”) with respect to such failure and in any event within ten (10) business days, or as otherwise reasonably agreed by the Parties. The Rectification Plan shall set out the anticipated improvements (“Anticipated Improvements”) and the timeline over which those improvements are expected to be realized (“Plan Period”), which shall be no longer than sixty (60) days (without the Customer’s prior written consent, not to be unreasonably withheld or delayed). The Customer shall review the Rectification Plan within five (5) business days and shall (without liability or any resulting obligation or deemed acceptance of approach) comment on the Rectification Plan, suggest improvements and challenge any assumptions and ideas embodied in the Rectification Plan. It is acknowledged that the Customer shall not be obligated or required to acknowledge the Rectification Plan will achieve the relevant KPIs. Upon approval of the Rectification Plan, BNY shall, as soon as reasonably practicable, implement the Rectification Plan so as to deliver the anticipated improvements;

(iii)	BNY shall provide the Customer with regular updates of the progress of the Rectification Plan and the Parties shall periodically review the progress during the Plan Period;

(iv)	BNY shall as soon as reasonably practicable notify the Customer in writing of any material changes to the Rectification Plan from time to time and the reasons for those changes; and

(v)	At the end of the Plan Period, BNY shall report on whether the Rectification Plan has delivered the Anticipated Improvements in accordance with this Section 17.15.

17.16	Limitation of Customer Liabilities

(a)

BNY acknowledges and agrees that the obligations assumed by each Customer on behalf of its Series hereunder shall be limited in all cases to the Assets of the Customer and the particular Series thereof, as applicable, and that BNY may not seek satisfaction of any such obligation from the officers, agents, employees, trustees, directors or shareholders of a Customer or of any Series of the Customer, and to the extent such trustees or officers are regarded as entering into this Agreement, they do so only as trustees or officers and not individually and that the obligations of this Agreement are not binding upon any such trustee, officer, employee or shareholder individually, but are binding only upon the Assets and property of said Customer (or Series thereof). BNY hereby agrees that such trustees, officers, employees or shareholders shall not be personally liable under this Agreement and that BNY shall look solely to the property of the Customer (or Series thereof) for the performance of the Agreement or payment of any claim under the Agreement.

(b)	[Reserved.]

(c)

This Agreement is an agreement entered into between BNY and each Customer with respect to each of such Customer’s Series, as applicable. With respect to any obligation of the Customer on behalf of any Series arising out of this Agreement, BNY shall look for payment or satisfaction of such obligation solely to the Assets of the Series to which such obligation relates with the same effect as if BNY had separately contracted with the Series by separate written instrument with respect to each Series.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		PUTNAM ETF TRUST

ON BEHALF OF THEIR SERIES LISTED ON APPENDIX I

By:	/s/ Danielle Adamson	By:	/s/ Jonathan Horwitz
Name: Danielle Adamson		Name: Jonathan Horwitz
Title: Director		Title: Executive VP

Date: June 06, 2025		Date: 5/22/2025

Address for Notice:		Address for Notice:
The Bank of New York Mellon		Putnam ETF Trust
240 Greenwich Street		100 Federal Street
New York, New York 10286		Boston, Massachusetts 02110
Attention: Asset Servicing Legal		Attention:

Pursuant to Section 10.1(a):

[ ]	as beneficial owner, Customer OBJECTS to disclosure

[ ]	as beneficial owner, Customer DOES NOT OBJECT to disclosure

[ ]	BNY will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

APPENDIX I

PUTNAM ETF TRUST

Putnam Focused Large Cap Value ETF

Putnam ESG Core Bond ETF

Putnam Sustainable Leaders ETF

Putnam Sustainable Future ETF

Putnam PanAgora ESG International Equity ETF

Putnam BDC Income ETF

Putnam ESG High Yield ETF

Putnam ESG Ultra Short ETF

Putnam Focused Large Cap Growth ETF

Putnam PanAgora ESG Emerging Markets Equity ETF

Putnam Emerging Markets ex-China ETF

Putnam BioRevolution ETF